EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Corgentech Inc. pertaining to the 2003 Equity Incentive Plan and the 2003 Non-Employee Directors’ Stock Option Plan of our report dated January 25, 2005, except for Note 11 as to which the date is March 11, 2005, with respect to the financial statements of Corgentech Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

December 15, 2005